Exhibit 99.2

Topline Results from CytoSorbents’ U.S. CTC Multicenter Registry Demonstrate High Survival using CytoSorb® in Critically Ill COVID-19 Patients on Extracorporeal Membrane Oxygenation (ECMO)

90-day ICU Mortality was 27% with ECMO + CytoSorb in CTC Registry Data Presented on Day 1 of the International Symposium on Intensive Care and Emergency Medicine. For context, the Extracorporeal Life Support Organization COVID-19 ECMO Registry Reports 50% 90-day Mortality in North America with Standard ECMO Alone

MONMOUTH JUNCTION, N.J., September 1, 2021 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification, announced that topline results from its CytoSorb Therapy in COVID-19 (CTC) multicenter registry were presented at the 40th International Symposium on Intensive Care and Emergency Medicine (ISICEM 2021) in Brussels, Belgium yesterday. The CTC Registry included 52 consecutive critically ill COVID-19 patients with refractory acute respiratory distress syndrome (ARDS) on life support with ECMO and CytoSorb enrolled at 5 U.S. medical centers under FDA Emergency Use Authorization (EUA). The primary outcome of 90-day ICU mortality was 27% in the CTC Registry. For context, the 90-day mortality in the North American cohort of the international Extracorporeal Life Support Organization (ELSO) COVID-19 ECMO Registry that includes more than 4,600 adult patients was 50%1. Importantly, all 5 centers participating in the CTC registry reported that CytoSorb was easily integrated in the ECMO circuit and well-tolerated, with no unanticipated device-related adverse events.

1 ELSO COVID-19 ECMO Registry, www.elso.org/Registry/FullCOVID19RegistryDashboard.aspx, accessed 8/31/21.

CytoSorb received FDA Emergency Use Authorization in April 2020 for use in critically ill COVID-19 patients, 18 years of age or older with confirmed or imminent respiratory failure to reduce pro-inflammatory cytokine levels, and can be used with a wide range of blood pumps, including ECMO. ECMO is a machine that pumps and oxygenates blood outside of the body, reducing the dependence on the lungs for gas exchange, and allowing mechanical ventilator settings to be lowered to prevent ventilator-induced lung injury. The CTC Registry inclusion criteria required that CytoSorb use adhere strictly to the patient selection criteria and device use guidelines outlined by the EUA, including standardized training and treatment schedules with CytoSorb, thereby providing high fidelity evidence in a relatively uniform study population. Highlights from the presentation included:

•	Overall demographics and comorbidities of the CTC cohort were comparable to the ELSO Registry cohort with the exception of higher rates of obesity in the U.S. CTC cohort, a recognized risk factor for death in COVID-19
•	Primary outcome of 90-day ICU mortality was 26.9% from the initiation of CytoSorb treatment, well below the 50% reported in the North American cohort of the ELSO registry
•	Rates of ICU discharge and recovery exceeded ICU mortality rates throughout the follow-up period. All patients discharged alive from the ICU also survived to hospital discharge
•	CytoSorb treatment led to a decrease in elevated baseline inflammatory biomarkers
•	Survival was associated with earlier initiation of CytoSorb therapy, lower baseline D-dimer levels, and a lower baseline Sequential Organ Failure Assessment (SOFA) score
•	Very high baseline D-dimer levels (breakdown products of blood clots) were associated with a potential increased risk of death by logistic regression analysis. This is consistent with published literature on D-dimers and the associated increased risk of severe disease and death in COVID-19 patients, presumably due to the consequences of high blood clot burden, including respiratory failure caused by pulmonary emboli, and diffuse tissue and vital organ ischemic injury caused by thrombotic microangiopathy
•	CytoSorb demonstrated no unanticipated device-related adverse events

Dr. Efthymios N. Deliargyris, Chief Medical Officer of CytoSorbents stated, “We are encouraged by the topline CTC Registry results presented at ISICEM, particularly the favorable safety profile of CytoSorb when used as an adjunct therapy in the highest risk COVID-19 patients requiring life support with ECMO and by the high survival rates observed that compare favorably to the global experience with ECMO alone captured in real time by the ELSO COVID-19 Registry. The CTC Registry has important strengths including: uniform profile of included patients, standardized training and instructions for device use, and most importantly a multicenter design that underscores the external validity and generalizability of the results. Intensive care teams around the world continue to use CytoSorb in their critically ill COVID-19 patients based on the observed benefits in their own patients. The CTC results bolsters their observations and reinforces that CytoSorb may be a safe, potentially life-saving adjunct therapy in selected COVID-19 patients on ECMO with confirmed respiratory failure.”

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “ECMO was pioneered by our former Chief Medical Officer, Dr. Robert Bartlett, and has been used broadly around the world during the COVID-19 pandemic to rescue patients whose lung injury is so severe that standard mechanical ventilation fails. These are the sickest of COVID-19 patients and without ECMO, these patients would normally die. Using ECMO alone to achieve gas exchange and lung rest, the ELSO registry demonstrates that approximately half of these patients survive. We believe the early use of CytoSorb with ECMO can augment this lung-rest strategy by reducing circulating inflammatory cytokines and other factors that cause ongoing lung injury, with the goal of promoting lung rest and healing. This is a prerequisite to weaning patients off of mechanical ventilation and ECMO, and ultimately surviving. The CTC registry data support this concept and demonstrate enhanced survival compared to ECMO alone, as reported by ELSO. We believe these results give us a blueprint on how to expand the use of CytoSorb with ECMO for the treatment of severe lung injury and ARDS around the world during the COVID-19 pandemic and beyond.”

About U.S. FDA Emergency Use Authorization

CytoSorb received U.S. FDA EUA in April 2020 for use in adult, critically ill COVID-19 patients with confirmed or imminent respiratory failure and is indicated to reduce cytokines in these patients. It has neither been cleared nor approved for the indication to treat patients with COVID-19 infection. The CytoSorb device is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of the CytoSorb device under Section 564(b)(l) of the Act, 21 U.S.C § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

About the CTC Registry

CytoSorbents launched the multicenter CTC Registry following the issuance of U.S. FDA Emergency Use Authorization for CytoSorb therapy in adult, critically ill COVID-19 patients with confirmed or imminent respiratory failure in April 2020. The registry was designed to capture high fidelity data on device utilization patterns and associated clinical outcomes from participating U.S. centers with a pre-specified primary endpoint of ICU mortality. After one year, the registry enrolled 52 consecutive ECMO patients from 5 U.S. medical centers comprising the current cohort. For more information on the CTC Registry, please view study number NCT04391920 on www.clinicaltrials.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in 68 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death. These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 143,000 CytoSorb devices have been delivered to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure. The DrugSorb-ATR™ Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, rivaroxaban and apixaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb-ATR™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, anticipated future results and performance, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com

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